UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2005

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Feldman Mall Properties, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-32365	13-4284187
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3225 North Central Avenue, Suite 1205 Phoenix, Arizona		85012
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 602-277-5559

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

Northgate Mall Acquisition

On April 27, 2005, two wholly owned subsidiaries of Feldman Equities Operating Partnership, LP, the operating partnership subsidiary of Feldman Mall Properties, Inc. (the “Company”), entered into (i) an agreement (the “Purchase Agreement”) to acquire 100% of the membership interests in the owner of real property and improvements constituting the Northgate Mall (the “Mall”) in Colerain Township, a northwest suburb of Cincinnati, Ohio, and (ii) an agreement to purchase a parcel of land adjacent to the Mall (the “Parcel,” and together with the Mall, the “Property”). The Property does not include land and improvements owned by three of the Mall’s anchor tenants. Concurrently with the signing of the Purchase Agreement, the Company made a $3.0 million cash deposit on the Property. The aggregate purchase price of the Property is approximately $110.0 million, consisting of the assumption of approximately $79.6 million in mortgage debt on the Property and $27.4 million in cash to be paid at closing with proceeds from the Company’s initial public offering in December 2004 and a mortgage loan on one of its other properties. The transaction is expected to close in the summer of 2005, and is subject to customary conditions, including lender consent to the Company’s assumption of the mortgage debt on the Property.

The Mall is a 1.1 million square foot super-regional mall and has an overall occupancy of approximately 93% (including anchor tenants) with a shop occupancy of approximately 78% (excluding temporary tenants and anchor tenants). The Mall has four major anchor tenants including Macy’s, Dillard’s, Sears and JC Penney.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FELDMAN MALL PROPERTIES, INC.

By:	/s/ Larry Feldman
Name: Larry Feldman
Title: Chairman and Chief Executive Officer

Date: May 2, 2005